Exhibit 5.1

GOLENBOCK EISEMAN ASSOR BELL & PESKOE, LLP

437 Madison Avenue, 40th Floor

New York, New York, 10022

(212-907-7349)

March 28, 2016

Pulse Biosciences, Inc.

849 Mitten Road, Suite 104

Burlingame, California 94010

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Pulse Biosciences, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-208694) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (he “Securities Act”), for the registration of (i) up to 5,750,000 shares (the “Common Shares”) of the Company’s $0.001 par value common stock (“Common Stock”); (ii) warrants to purchase up to 575,000 shares of Common Stock to be issued to the underwriters (collectively, the “Underwriters’ Warrant”); and (iii) up to 575,000 shares of Common Stock underlying the Underwriters’ Warrant (the “Underlying Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Certificate of Incorporation, as amended, and the Bylaws of the Company, both as currently in effect, the underwriting agreement, the Underwriters’ Warrant, and the corporate actions of the Company that provides for the issuance of the Common Stock and execution of the underwriting agreement and the Underwriters’ Warrant, and we have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the Nevada Revised Statutes as they apply to private corporations formed under the laws of the State of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Common Shares are duly authorized for issuance by the Company and, when issued and paid for as provided in the underwriting agreement and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, it is our opinion that the Underwriters’ Warrant has been duly authorized and, assuming that the Underwriters’ Warrant has been duly executed and delivered by the Company, upon issuance and sale of the Underwriters’ Warrant in conformity with and pursuant to the Registration Statement, the Underwriters’ Warrant will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

Based upon and subject to the foregoing, it is our opinion that the Underlying Shares have been duly authorized for issuance by the Company and, upon exercise and payment of the exercise price therefor in accordance with the terms of the Underwriters’ Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations adopted under the Securities Act.

Very truly yours,

/S/ GOLENBOCK EISEMAN ASSOR BELL & PESKOE, LLP